EXHIBIT 4(C)3


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                              MINNESOTA POWER, INC.
                           (DOING BUSINESS AS ALLETE)

                                       TO

                              THE BANK OF NEW YORK
                         (FORMERLY IRVING TRUST COMPANY)

                                       AND

                               DOUGLAS J. MACINNES

                  (SUCCESSOR TO RICHARD H. WEST, J. A. AUSTIN,
          E. J. MCCABE, D. W. MAY, J. A. VAUGHAN AND W. T. CUNNINGHAM)

                                             AS TRUSTEES UNDER MINNESOTA
                                             POWER, INC.'S MORTGAGE AND
                                             DEED OF TRUST DATED AS OF
                                             SEPTEMBER 1, 1945


                            ------------------------


                       TWENTY-FIRST SUPPLEMENTAL INDENTURE

                        PROVIDING AMONG OTHER THINGS FOR

             FLOATING RATE FIRST MORTGAGE BONDS DUE OCTOBER 20, 2003

                             (TWENTY-SEVENTH SERIES)

                           DATED AS OF OCTOBER 1, 2000

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                       TWENTY-FIRST SUPPLEMENTAL INDENTURE

     THIS INDENTURE, dated as of October 1, 2000, by and between MINNESOTA POWER, INC. (doing business AS ALLETE), a corporation of the State of Minnesota, whose post office address is 30 West Superior Street, Duluth, Minnesota 55802 (hereinafter sometimes called the "Company"), and THE BANK OF NEW YORK (formerly Irving Trust Company), a corporation of the State of New York, whose post office address is 101 Barclay Street, New York, New York 10286 (hereinafter sometimes called the "Corporate Trustee"), and DOUGLAS J. MACINNES (successor to Richard
H. West, J. A. Austin, E. J. McCabe, D. W. May, J. A. Vaughan and W. T. Cunningham), whose post office address is 1784 W. McGalliard Avenue, Hamilton, New Jersey 08610 (said Douglas J. MacInnes being hereinafter sometimes called the "Co-Trustee" and the Corporate Trustee and the Co-Trustee being hereinafter together sometimes called the "Trustees"), as Trustees under the Mortgage and Deed of Trust, dated as of September 1, 1945, between the Company (formerly Minnesota Power & Light Company) and Irving Trust Company and Richard H. West, as Trustees, securing bonds issued and to be issued as provided therein (hereinafter sometimes called the "Mortgage"), reference to which mortgage is hereby made, this indenture (hereinafter sometimes called the "Twenty-first Supplemental Indenture") being supplemental thereto:

     WHEREAS, the Mortgage was filed and recorded in various official records in the State of Minnesota; and

     WHEREAS, an instrument, dated as of October 16, 1957, was executed and delivered under which J. A. Austin succeeded Richard H. West as Co-Trustee under the Mortgage, and such instrument was filed and recorded in various official records in the State of Minnesota; and

     WHEREAS, an instrument, dated as of April 4, 1967, was executed and delivered under which E. J. McCabe in turn succeeded J. A. Austin as Co-Trustee under the Mortgage, and such instrument was filed and recorded in various official records in the State of Minnesota; and

     WHEREAS, under the Sixth Supplemental Indenture, dated as of August 1, 1975, to which reference is hereinafter made, D. W. May in turn succeeded E. J. McCabe as Co-Trustee under the Mortgage; and

     WHEREAS, an instrument, dated as of June 25, 1984, was executed and delivered under which J. A. Vaughan in turn succeeded D. W. May as Co-Trustee under the Mortgage, and such instrument was filed and recorded in various official records in the State of Minnesota; and

     WHEREAS, an instrument, dated as of July 27, 1988, was executed and delivered under which W. T. Cunningham in turn succeeded J. A. Vaughan as Co-Trustee under the Mortgage, and such instrument was filed and recorded in various official records in the State of Minnesota; and

     WHEREAS, an instrument, dated as of April 15, 1999, was executed and delivered under which Douglas J. MacInnes in turn succeeded W. T. Cunningham as Co-Trustee under the Mortgage, and such instrument was filed and recorded in various official records in the State of Minnesota; and


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     WHEREAS, by the Mortgage the Company covenanted, among other things, that it would execute and deliver such supplemental indenture or indentures and such further instruments and do such further acts as might be necessary or proper to carry out more effectually the purposes of the Mortgage and to make subject to the lien of the Mortgage any property thereafter acquired and intended to be subject to the lien thereof; and

     WHEREAS, for said purposes, among others, the Company executed and delivered the following indentures supplemental to the Mortgage:

               DESIGNATION                                  DATED AS OF
               -----------                                  -----------
     First Supplemental Indenture.......................    March 1, 1949
     Second Supplemental Indenture......................    July 1, 1951
     Third Supplemental Indenture.......................    March 1, 1957
     Fourth Supplemental Indenture......................    January 1, 1968
     Fifth Supplemental Indenture.......................    April 1, 1971
     Sixth Supplemental Indenture.......................    August 1, 1975
     Seventh Supplemental Indenture.....................    September 1, 1976
     Eighth Supplemental Indenture......................    September 1, 1977
     Ninth Supplemental Indenture.......................    April 1, 1978
     Tenth Supplemental Indenture.......................    August 1, 1978
     Eleventh Supplemental Indenture....................    December 1, 1982
     Twelfth Supplemental Indenture.....................    April 1, 1987
     Thirteenth Supplemental Indenture..................    March 1, 1992
     Fourteenth Supplemental Indenture..................    June 1, 1992
     Fifteenth Supplemental Indenture...................    July 1, 1992
     Sixteenth Supplemental Indenture...................    July 1, 1992
     Seventeenth Supplemental Indenture.................    February 1, 1993
     Eighteenth Supplemental Indenture..................    July 1, 1993
     Nineteenth Supplemental Indenture..................    February 1, 1997
     Twentieth Supplemental Indenture...................    November 1, 1997


which supplemental indentures were filed and recorded in various official records in the State of Minnesota; and

     WHEREAS, the Company has heretofore issued, in accordance with the provisions of the Mortgage, as heretofore supplemented, the following series of First Mortgage Bonds:

                                                   PRINCIPAL        PRINCIPAL
                                                    AMOUNT            AMOUNT
SERIES                                              ISSUED         OUTSTANDING
------                                            ----------       -----------

3-1/8% Series due 1975......................      $26,000,000         None
3-1/8% Series due 1979......................        4,000,000         None
3-5/8% Series due 1981......................       10,000,000         None
4-3/4% Series due 1987......................       12,000,000         None
6-1/2% Series due 1998......................       18,000,000         None


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                                                   PRINCIPAL        PRINCIPAL
                                                    AMOUNT            AMOUNT
SERIES                                              ISSUED         OUTSTANDING
------                                            ----------       -----------

8-1/8% Series due 2001......................      $23,000,000         None
10-1/2% Series due 2005.....................       35,000,000         None
8.70% Series due 2006.......................       35,000,000         None
8.35% Series due 2007.......................       50,000,000         None
9-1/4% Series due 2008......................       50,000,000         None
Pollution Control Series A..................      111,000,000         None
Industrial Development Series A.............        2,500,000         None
Industrial Development Series B.............        1,800,000         None
Industrial Development Series C.............        1,150,000         None
Pollution Control Series B..................       13,500,000         None
Pollution Control Series C..................        2,000,000         None
Pollution Control Series D..................        3,600,000         None
7-3/4% Series due 1994......................       55,000,000         None
7-3/8% Series due March 1, 1997.............       60,000,000         None
7-3/4% Series due June 1, 2007..............       55,000,000      $55,000,000
7-1/2% Series due August 1, 2007............       35,000,000       35,000,000
Pollution Control Series E..................      111,000,000      111,000,000
7% Series due March 1, 2008.................       50,000,000       50,000,000
6-1/4% Series due July 1, 2003..............       25,000,000       25,000,000
7% Series due February 15, 2007.............       60,000,000       60,000,000
6.68% Series due November 15, 2007..........       20,000,000       20,000,000


which bonds are also hereinafter sometimes called bonds of the First through Twenty-Sixth Series, respectively; and

       WHEREAS, Section 8 of the Mortgage provides that the form of each series of bonds (other than the First Series) issued thereunder and of coupons to be attached to coupon bonds of such series shall be established by Resolution of the Board of Directors of the Company and that the form of such series, as established by said Board of Directors, shall specify the descriptive title of the bonds and various other terms thereof, and may also contain such provisions not inconsistent with the provisions of the Mortgage as the Board of Directors may, in its discretion, cause to be inserted therein expressing or referring to the terms and conditions upon which such bonds are to be issued and/or secured under the Mortgage; and

     WHEREAS, Section 120 of the Mortgage provides, among other things, that any power, privilege or right expressly or impliedly reserved to or in any way conferred upon the Company by any provision of the Mortgage, whether such power, privilege or right is in any way restricted or is unrestricted, may (to the extent permitted by law) be in whole or in part waived or surrendered or subjected to any restriction if at the time unrestricted or to additional restriction if already restricted, and the Company may enter into any further covenants, limitations or restrictions for the benefit of any one or more series


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of bonds issued thereunder, or the Company may cure any ambiguity contained therein, or in any supplemental indenture, or may establish the terms and provisions of any series of bonds (other than said First Series) by an instrument in writing executed and acknowledged by the Company in such manner as would be necessary to entitle a conveyance of real estate to record in all of the states in which any property at the time subject to the lien of the Mortgage shall be situated; and

     WHEREAS, the Company now desires to create one new series of bonds and (pursuant to the provisions of Section 120 of the Mortgage) to add to its covenants and agreements contained in the Mortgage, as heretofore supplemented, certain other covenants and agreements to be observed by it and to alter and amend in certain respects the covenants and provisions contained in the Mortgage, as heretofore supplemented; and

     WHEREAS, the execution and delivery by the Company of this Twenty-first Supplemental Indenture, and the terms of the bonds of the Twenty-seventh Series, hereinafter referred to, have been duly authorized by the Board of Directors of the Company by appropriate resolutions of said Board of Directors;

     NOW, THEREFORE, THIS INDENTURE WITNESSETH:

     That the Company, in consideration of the premises and of One Dollar to it duly paid by the Trustees at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and in further evidence of assurance of the estate, title and rights of the Trustees and in order further to secure the payment of both the principal of and interest and premium, if any, on the bonds from time to time issued under the Mortgage, as heretofore supplemented, according to their tenor and effect and the performance of all the provisions of the Mortgage (including any instruments supplemental thereto and any modification made as in the Mortgage provided) and of said bonds, hereby grants, bargains, sells, releases, conveys, assigns, transfers, mortgages, pledges, sets over and confirms (subject, however, to Excepted Encumbrances) unto THE BANK OF NEW YORK and DOUGLAS J. MACINNES, as Trustees under the Mortgage, and to their successor or successors in said trust, and to said Trustees and their successors and assigns forever, all property, real, personal and mixed, of the kind or nature specifically mentioned in the Mortgage, as heretofore supplemented, or of any other kind or nature acquired by the Company after the date of the execution and delivery of the Mortgage, as heretofore supplemented (except any herein or in the Mortgage, as heretofore supplemented, expressly excepted), now owned or, subject to the provisions of subsection (I) of Section 87 of the Mortgage, hereafter acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) and wheresoever situated, including (without in anywise limiting or impairing by the enumeration of the same the scope and intent of the foregoing or of any general description contained in this Twenty-first Supplemental Indenture) all lands, power sites, flowage rights, water rights, water locations, water appropriations, ditches, flumes, reservoirs, reservoir sites, canals, raceways, dams, dam sites, aqueducts, and all other rights or means for appropriating, conveying, storing and supplying water; all rights of way and roads; all plants for the generation of electricity by steam, water and/or other power; all power houses, gas plants, street lighting systems, standards and other equipment incidental thereto, telephone, radio and television systems, air-conditioning systems and equipment incidental thereto, water works, water systems, steam heat


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and hot water plants, substations, lines, service and supply systems, bridges, culverts, tracks, ice or refrigeration plants and equipment, offices, buildings and other structures and the equipment thereof; all machinery, engines, boilers, dynamos, electric, gas and other machines, regulators, meters, transformers, generators, motors, electrical, gas and mechanical appliances, conduits, cables, water, steam heat, gas or other pipes, gas mains and pipes, service pipes, fittings, valves and connections, pole and transmission lines, wires, cables, tools, implements, apparatus, furniture and chattels; all municipal and other franchises, consents or permits; all lines for the transmission and distribution of electric current, gas, steam heat or water for any purpose including towers, poles, wires, cables, pipes, conduits, ducts and all apparatus for use in connection therewith; all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights of way and other rights in or relating to real estate or the occupancy of the same and (except as herein or in the Mortgage, as heretofore supplemented, expressly excepted) all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore or in the Mortgage, as heretofore supplemented, described.

     TOGETHER WITH all and singular the tenements, hereditaments, prescriptions, servitudes and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 57 of the Mortgage) the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property and franchises and every part and parcel thereof.

     IT IS HEREBY AGREED by the Company that, subject to the provisions of subsection (I) of Section 87 of the Mortgage, all the property, rights, and franchises acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) after the date hereof, except any herein or in the Mortgage, as heretofore supplemented, expressly excepted, shall be and are as fully granted and conveyed hereby and by the Mortgage and as fully embraced within the lien hereof and the lien of the Mortgage as if such property, rights and franchises were now owned by the Company and were specifically described herein or in the Mortgage and conveyed hereby or thereby.

     PROVIDED that the following are not and are not intended to be now or hereafter granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, hypothecated, affected, pledged, set over or confirmed hereunder and are hereby expressly excepted from the lien and operation of this Twenty-first Supplemental Indenture and from the lien and operation of the Mortgage, namely:
(1) cash, shares of stock, bonds, notes and other obligations and other securities not hereafter specifically pledged, paid, deposited, delivered or held under the Mortgage or covenanted so to be; (2) merchandise, equipment, apparatus, materials or supplies held for the purpose of sale or other disposition in the usual course of business; fuel, oil and similar materials and supplies consumable in the operation of any of the properties of the Company; all aircraft, rolling stock, trolley coaches, buses, motor coaches, automobiles and other vehicles and materials and supplies held for the purpose of repairing or replacing (in whole or part) any of the same; all timber, minerals, mineral rights and royalties; (3) bills, notes and accounts receivable, judgments,


                                       5
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demands and choses in action, and all contracts, leases and operating agreements not specifically pledged under the Mortgage or covenanted so to be; the Company's contractual rights or other interest in or with respect to tires not owned by the Company; (4) the last day of the term of any lease or leasehold which may hereafter become subject to the lien of the Mortgage; (5) electric energy, gas, steam, ice, and other materials or products generated, manufactured, produced or purchased by the Company for sale, distribution or use in the ordinary course of its business; and (6) the Company's franchise to be a corporation; provided, however, that the property and rights expressly excepted from the lien and operation of this Twenty-First Supplemental Indenture and from the lien and operation of the Mortgage in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that either or both of the Trustees or a receiver or trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XIII of the Mortgage by reason of the occurrence of a Default as defined in Section 65 thereof.

     TO HAVE AND TO HOLD all such properties, real, personal and mixed, granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over or confirmed by the Company as aforesaid, or intended so to be, unto the Trustees and their successors and assigns forever.

     IN TRUST NEVERTHELESS, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Mortgage, as supplemented, this Twenty-first Supplemental Indenture being supplemental thereto.

     AND IT IS HEREBY COVENANTED by the Company that all the terms, conditions, provisos, covenants and provisions contained in the Mortgage, as heretofore supplemented, shall affect and apply to the property hereinbefore described and conveyed and to the estate, rights, obligations and duties of the Company and Trustees and the beneficiaries of the trust with respect to said property, and to the Trustees and their successors in the trust in the same manner and with the same effect as if said property had been owned by the Company at the time of the execution of the Mortgage, and had been specifically and at length described in and conveyed to said Trustees by the Mortgage as a part of the property therein stated to be conveyed.

     The Company further covenants and agrees to and with the Trustees and their successors in said trust under the Mortgage as follows:

                                    ARTICLE I
                         TWENTY-SEVENTH SERIES OF BONDS

     SECTION 1. There shall be a series of bonds designated "Floating Rate First Mortgage Bonds due October 20, 2003" (herein sometimes referred to as the "Twenty-seventh Series"), and the form thereof, established by Resolution of the Board of Directors of the Company, shall contain suitable provisions with respect to the matters hereinafter in this Section specified. Bonds of the Twenty-seventh Series shall be dated as in Section 10 of the Mortgage provided, mature on October 20, 2003, be issued as fully registered bonds in denominations of One Thousand Dollars and, at the option of the Company, in any multiple or multiples of One Thousand Dollars (the exercise of such option to be evidenced


                                       6
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by the execution and delivery thereof) and bear interest on the interest payment dates, as provided in the form of bond of the Twenty-seventh Series; the principal of and interest on each said bond to be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts.

     The Company shall appoint ABN AMRO Bank, N.V., Chicago Branch as the Calculation Agent for the bonds of the Twenty-seventh Series pursuant to a Calculation Agency Agreement between the Company and the Calculation Agent. Upon receipt by the Company of notice of termination by the Calculation Agent or upon the Company giving written notice of termination to the Calculation Agent, the Company shall promptly appoint a successor Calculation Agent and enter into a new Calculation Agency Agreement.

     (I) Bonds of the Twenty-seventh Series shall be in substantially the following form, with such insertions, omissions and variations as the officer of the Company executing such bond may determine, such determination to be conclusively evidenced by such officer's execution of such bond:


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                           (legend at the end of this
                    bond for restrictions on transferability
                               and change of form)

                           [TEMPORARY] REGISTERED BOND

                         ALLETE (LEGALLY INCORPORATED AS
                             MINNESOTA POWER, INC.)

                       Floating Rate First Mortgage Bond,
                              Due October 20, 2003

No. TR - 1                                                    CUSIP 018522 AB 8

                                                                               $

          ALLETE (legally incorporated as MINNESOTA POWER, INC.), a corporation of the State of Minnesota (hereinafter called the Company), for value received,
hereby promises to pay to                  , or registered assigns, on October
                          -----------------
20, 2003, at the office or agency of the Company in the Borough of Manhattan, The City of New York,

in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts, and to pay to the registered owner hereof interest thereon from October 20, 2000, if the date of this bond is prior to January 20, 2001, or if the date of this bond is on or after January 20, 2001, from the April 20, July 20, October 20 or January 20 immediately preceding the date of this bond to which interest has been paid (unless the date hereof is an interest payment date to which interest has been paid, in which case from the date hereof) in like coin or currency at such office or agency on January 20, April, 20, July 20 and October 20 in each year, until the Company's obligation with respect to the payment of such principal shall have been discharged.

          This bond is [a temporary bond and] one of an issue of bonds of the Company issuable in series and is one of a series known as its Floating Rate First Mortgage Bonds due October 20, 2003, all bonds of all series issued and to be issued under and equally secured (except in so far as any sinking or other fund, established in accordance with the provisions of the Mortgage hereinafter mentioned, may afford additional security for the bonds of any particular series) by a Mortgage and Deed of Trust (herein, together with any indenture supplemental thereto, including the Twenty-first Supplemental Indenture dated as of October 1, 2000, called the Mortgage), dated as of September 1, 1945, executed by the Company to Irving Trust Company (now The Bank of New York) and Richard H. West (Douglas J. MacInnes successor), as Trustees.

     The bonds of this series will bear interest for each Interest Period (defined below) at a per annum interest rate determined by ABN AMRO Bank, N.V.,


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Chicago Branch, or its successor appointed by the Company as permitted by the
Mortgage, acting as Calculation Agent. The interest rate for each Interest Period will be equal to LIBOR on the Interest Determination Date for that Interest Period plus .85%; provided, however, that in certain circumstances described below, the interest rate will be determined in an alternative manner without reference to LIBOR. Promptly upon determination, the Calculation Agent will notify the Corporate Trustee of the interest rate for the new Interest Period. The interest rate determined by the Calculation Agent, absent willful default, bad faith or manifest error, will be binding and conclusive upon the beneficial owners and holders of the bonds of this series, the Company and the Corporate Trustee.

     "Interest Period" means the period commencing on an interest payment date and ending on the day preceding the next succeeding interest payment date provided that the initial Interest Period will commence on the date of initial issuance. The "Interest Determination Date" for an Interest Period is the second London Business Day immediately preceding the first day of that Interest Period.

     For purposes of this calculation, "London Business Day" means a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date, are expected to be transacted, in the London interbank market.

     "LIBOR" for any Interest Determination Date will be the offered rate for deposits in U.S. dollars having an index maturity of three months for a period commencing on the second London Business Day immediately following the Interest Determination Date (the "Three Month Deposits") in amounts of not less than $1,000,000, as that rate appears on Telerate Page 3750, or a successor reporter of such rates selected by the Calculation Agent and acceptable to the Company, at approximately 11:00 a.m., London time, on the Interest Determination Date (the "Reported Rate").

     "Telerate Page 3750" means the display designated on page "3750" on Dow Jones Markets Limited (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

     If the following circumstances exist on any Interest Determination Date, the Calculation Agent will determine the interest rate for the bonds of this series as follows:

     (1) In the event no Reported Rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on an Interest Determination Date, the Calculation Agent will request the principal London offices of each of four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company) to provide a quotation of the rate at which Three Month Deposits in amounts of not less than $1,000,000 are offered by it to prime banks in the London interbank market, as of approximately 11:00 a.m., London time, on that Interest Determination Date, that is representative of single transactions at that time (the "Representative Amounts"). If at least two rate quotations are provided, the interest rate will be the arithmetic mean of the rate quotations obtained by the Calculation Agent, plus .85%.

     In the event no Reported Rate appears on Telerate Page 3750 and the Calculation Agent obtains fewer than two rate quotations, the interest rate will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on that Interest Determination Date, by three major banks in New York

City, selected by the Calculation Agent (after consultation with the Company), for loans in Representative Amounts in U.S. dollars to leading European banks, having an index maturity of three months for a period commencing on the second London Business Day immediately following that Interest Determination Date, plus
 .85%; provided, however, that if fewer than three banks selected by the Calculation Agent are quoting those rates, the interest rate for the applicable Interest Period will be the same as the interest rate in effect for the immediately preceding interest period.

     Upon the request of the holder of any of the bonds, the Calculation Agent will provide to that holder the interest rate in effect on the date of the request and, if determined, the interest rate for the next Interest Period.

     The interest will be paid to the persons in whose names the bonds of this series are registered at the close of business (1) on the business day prior to each interest payment date if the bonds of this series remain in book-entry only form or (2) on the 15th calendar day before each interest payment date if the bonds of this series do not remain in book-entry only form.

     The bonds of this series shall not be redeemable prior to October 20, 2001. On or after October 20, 2001, the Company may redeem the bonds of this series, at its option, in whole or in part from time to time, on any interest payment date prior to their maturity (each a "Redemption Date"). The Company will give notice of its intent to redeem any of the bonds of this series 30 days prior to a Redemption Date. If the Company redeems all or any part of the bonds of this series, it will pay a redemption price equal to 100% of the principal amount of the bonds of this series being redeemed plus accrued and unpaid interest thereon, if any, to the Redemption Date.

          Reference is made to the Mortgage for a description of the property mortgaged and pledged, the nature and extent of the security, the rights of the holders of the bonds and of the Trustees in respect thereof, the duties and immunities of the Trustees and the terms and conditions upon which the bonds are and are to be secured and the circumstances under which additional bonds may be issued. With the consent of the Company and to the extent permitted by and as provided in the Mortgage, the rights and obligations of the Company and/or the rights of the holders of the bonds and/or coupons and/or the terms and provisions of the Mortgage may be modified or altered by affirmative vote of the holders of at least 66 2/3% principal amount of the bonds then outstanding under the Mortgage and, if the rights of the holders of one or more, but less than all, series of bonds then outstanding are to be affected, then also by affirmative vote of the holders of at least 66 2/3% in principal amount of the bonds then outstanding of each series of bonds so to be affected (excluding in any case bonds disqualified from voting by reason of the Company's interest therein as provided in the Mortgage); provided that, without the consent of the holder hereof, no such modification or alteration shall, among other things, impair or affect the right of the holder to receive payment of the principal of (and premium, if any) and interest on this bond, on or after the respective due dates expressed herein, or permit the creation of any lien equal or prior to the lien of the Mortgage or deprive the holder of the benefit of a lien on the mortgaged and pledged property.

          The principal hereof may be declared or may become due prior to the maturity date hereinbefore named on the conditions, in the manner and at the time set forth in the Mortgage, upon the occurrence of a default as in the Mortgage provided.

          This bond is transferable as prescribed in the Mortgage by the registered owner hereof in person, or by his duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York, upon surrender and cancellation of this bond, and thereupon, a new fully registered bond of the same series for a like principal amount will be issued to the transferee in exchange herefor as provided in the Mortgage. The Company and the Trustees may deem and treat the person in whose name this bond is registered as the absolute owner hereof for the purpose of receiving payment and for all other purposes and neither the Company nor the Trustees shall be affected by any notice to the contrary.

          In the manner prescribed in the Mortgage, bonds of this series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, are exchangeable for a like aggregate principal amount of bonds of the same series of other authorized denominations.

          As provided in the Mortgage, the Company shall not be required to make transfers or exchanges of bonds of any series for a period of ten (10) days next preceding any interest payment date for bonds of said series.

          No recourse shall be had for the payment of the principal of or interest on this bond against any incorporator or any past, present or future subscriber to the capital stock, stockholder, officer, or director of the Company or of any predecessor or successor corporation, as such, either directly or through the Company or any predecessor of successor corporation, under any rule of law, statute or constitution or by the enforcement of any assessment or otherwise, all such liability of incorporators, subscribers, stockholders, officers, and directors being released by the holder or owner hereof by the acceptance of this bond and being likewise waived and released by the terms of the Mortgage.

          This bond shall not become obligatory until The Bank of New York, the Corporate Trustee under the Mortgage, or its successor thereunder, shall have signed the form of authentication certificate endorsed hereon.

          IN WITNESS WHEREOF, ALLETE (legally incorporated as Minnesota Power, Inc.) has caused this bond to be signed in its corporate name by its President or one of its Vice Presidents by his signature or a facsimile thereof, and its corporate seal to be impressed or imprinted hereon and attested by its Secretary or one of its Assistant Secretaries by his signature or a facsimile thereof.

Dated:  October   , 2000

                                        ALLETE (legally incorporated as
                                             Minnesota Power, Inc.)


                                        By
                                          --------------------------------------
                                             Senior Vice President - Finance


ATTEST:


--------------------------------------
            Secretary




                 Corporate Trustee's Authentication Certificate

          This bond is one of the bonds, of the series herein designated, described or provided for in the within-mentioned Mortgage.

                                        THE BANK OF NEW YORK,
                                             as Corporate Trustee,


                                        By
                                          --------------------------------------
                                                Authorized Signatory

                                     LEGEND

     [Unless and until this bond is exchanged in whole or in part for certificated bonds registered in the names of the various beneficial holders hereof as then certified to the Trustee by the Depository Trust Company or its successor (the "Depositary"), this bond may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

     Unless this certificate is presented by an authorized representative of the Depositary to the Company or its agent for registration of transfer, exchange or payment, and any certificate to be issued is registered in the name of Cede & Co., or in such other name as is requested by an authorized representative of the Depositary and any amount payable thereunder is made payable to Cede & Co., or such other name, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

     This bond may be exchanged for certificated bonds registered in the names of the various beneficial owners hereof if (a) the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, or (b) the Company elects to issue certificated bonds to beneficial owners (as certified to the Company by the Depositary)].

                               [End of Bond Form]


     (II) The Company has initially designated The Depository Trust Company as the Depository (the "Depository") for the bonds of the Twenty-seventh series. For as long as the bonds of the Twenty-seventh series are registered in the name of the Depository or its nominee, all payments of interest, principal and other amounts in respect of such bonds may be made to the Depository or its nominee in accordance with the Depository's applicable procedures. Notwithstanding any provision hereof or in the Indenture, none of the Company, or the Trustees, nor any agent of any such person, shall have any responsibility with respect to the Depository's procedures or for any payments, transfers or other transactions, or any notices or other communications, among the Depository, any of its direct or indirect participants and any beneficial owners of such bonds. Each of the Company, the Trustees and any agent for any such person may treat the registered holder as the sole and exclusive owner of the bonds of the Twenty-seventh series for all purposes under the Indenture, including for making payments on such bonds and for providing notices and obtaining consents under the Indenture.

     (III) Upon the occurrence of a Change of Control, the Company will be required to offer to redeem the bonds of the Twenty-seventh series, in whole or in part, on the next business day after such Change of Control at a redemption price equal to 101% of the principal amount of the bonds of the Twenty-seventh Series being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date. The holders of the bonds of the Twenty-seventh Series will be permitted twenty business days after the offer in which to accept the offer by written notice to the Company. The Company will tender the redemption price to the accepting holders in exchange for their bonds of the Twenty-seventh Series within twenty business days after receipt of timely written notice of acceptance from those holders. A "Change of Control" shall be deemed to have occurred if at any time that any of the bonds of the Twenty-seventh Series are outstanding the following events shall occur:

(1) Any "person" (as defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding for this purpose the Company or any subsidiary of the Company or any Intermediate Holding Company, or any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
     Act) directly or indirectly of securities of the Company representing fifty percent (50%) or more of the combined voting power (not depending on the happening of a contingency) for the election of a majority of the members of the board of directors or any other governing body of the Company; provided, however, that no Change in Control shall be deemed to have occurred as the result of an acquisition of securities of the Company by the Company which, by reducing the number of voting securities outstanding, increases the direct or indirect beneficial ownership interest of any person to fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities, but any subsequent increase in the direct or indirect beneficial ownership interest of such a person in the Company shall be deemed a Change in Control; and provided further that if the Board of Directors of the Company determines in good faith that a person who has become the beneficial owner directly or indirectly of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities has inadvertently reached that level of ownership interest, and if such person divests within 45 days after notice to the Company a sufficient amount of securities of the Company so that the person no longer has a direct or indirect beneficial ownership interest in fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities, then no Change in Control shall be deemed to have occurred; or

(2) Consummation of (a) an agreement for the sale or disposition of the Company or all or substantially all of the Company's assets, (b) a plan of merger or consolidation of the Company with any other company, or (c) a similar transaction or series of transactions involving the Company (any transaction described in parts (a) through (c) of this subparagraph being referred to as a "Business Combination"), in each case unless after such a Business Combination the shareholders of the Company immediately prior to the Business Combination continue to own, directly or indirectly, more than fifty (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the new (or continued) entity.

    "Intermediate Holding Company" means any entity organized or established by or with the consent of the Company which acquires, directly or indirectly, voting securities of the Company in exchange for voting securities of such entity.

     (IV) So long as the bonds of the Twenty-seventh Series remain outstanding, the Company will not merge its regulated electric utility business with its auto auction business in the same legal entity.

     (V) At the option of the registered owner, any bonds of the Twenty-seventh Series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, together with a written instrument of transfer wherever required by the Company duly executed by the registered owner or by his duly authorized attorney, shall (subject to the provisions of Section 12 of the Mortgage) be exchangeable for a like aggregate principal amount of bonds of the same series of other authorized denominations.

     Bonds of the Twenty-seventh Series shall be transferable (subject to the provisions of Section 12 of the Mortgage) at the office or agency of the Company in the Borough of Manhattan, The City of New York.

     Upon any exchange or transfer of bonds of the Twenty-seventh Series, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other governmental charge, as provided in Section 12 of the Mortgage, but the Company hereby waives any right to make a charge in addition thereto for any exchange or transfer of bonds of the Twenty-seventh Series.

     Upon the delivery of this Twenty-first Supplemental Indenture and upon compliance with the applicable provisions of the Mortgage, there shall be an initial issue of bonds of the Twenty-seventh Series for the aggregate principal amount of $250,000,000.

                                   ARTICLE II
                                DIVIDEND COVENANT

     SECTION 2. The Company covenants and agrees that the provisions of subdivision (III) of Section 39 of the Mortgage, which are to remain in effect so long as any of the bonds of the First Series shall remain Outstanding, shall remain in full force and effect so long as any bonds of the First through Twenty-seventh Series shall remain Outstanding.

                                   ARTICLE III

        AMENDMENT TO THE MORTGAGE - MEETINGS AND CONSENTS OF BONDHOLDERS

     SECTION 3. Pursuant to the reservation of right in Section 3 of the Fifth Supplemental Indenture dated as of April 1, 1971 and there being no Outstanding bonds of any series created prior to the Sixth Series, the Company hereby amends the Mortgage, as supplemented, by substituting for Article XIX (relating to Meetings and Consents of Bondholders) a new Article XIX to read as set forth in
Section 3 of such Fifth Supplemental Indenture.

                                   ARTICLE IV
                            MISCELLANEOUS PROVISIONS

     SECTION 4. Subject to the amendments provided for in this Twenty-first Supplemental Indenture, the terms defined in the Mortgage, as heretofore supplemented, shall, for all purposes of this Twenty-first Supplemental Indenture, have the meanings specified in the Mortgage, as heretofore supplemented.

     SECTION 5. The holders of bonds of the Twenty-seventh Series consent that the Company may, but shall not be obligated to, fix a record date for the purpose of determining the holders of bonds of the Twenty-seventh Series entitled to consent to any amendment, supplement or waiver. If a record date is fixed, those persons who were holders at such record date (or their duly designated proxies), and only those persons, shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such persons continue to be holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

     SECTION 6. The Trustees hereby accept the trusts herein declared, provided, created or supplemented and agree to perform the same upon the terms and conditions herein and in the Mortgage set forth and upon the following terms and conditions:

     The Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twenty-first Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. In general, each and every term and condition contained in Article XVII of the Mortgage shall apply to and form part of this Twenty-first Supplemental Indenture with the same force and effect as if the same were herein set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Twenty-first Supplemental Indenture.

     SECTION 7. Whenever in this Twenty-first Supplemental Indenture any party hereto is named or referred to, this shall, subject to the provisions of Articles XVI and XVII of the Mortgage, as heretofore supplemented, be deemed to include the successors or assigns of such party, and all the covenants and agreements in this Twenty-first Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustees shall, subject as aforesaid, bind and inure to the benefit of the respective successors and assigns of such party whether so expressed or not.

     SECTION 8. Nothing in this Twenty-first Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds and coupons Outstanding under the Mortgage, any right, remedy, or claim under or by reason of this Twenty-first Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Twenty-first Supplemental Indenture contained by and on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and of the coupons Outstanding under the Mortgage.

     SECTION 9. This Twenty-first Supplemental Indenture shall be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     SECTION 10. The Company, the mortgagor named herein, by its execution hereof acknowledges receipt of a full, true and complete copy of this Twenty-first Supplemental Indenture.

     IN WITNESS WHEREOF, Minnesota Power, Inc. (doing business as ALLETE) has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by its President or one of its Vice Presidents, and its corporate seal to be attested by its Secretary or one of its Assistant Secretaries for and in its behalf, and The Bank of New York has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents or one of its Assistant Vice Presidents and its corporate seal to be attested by one of its Assistant Treasurers or one of its Assistant Vice Presidents, and Douglas J. MacInnes has hereunto set his hand and affixed his seal, all in The City of New York, as of the day and year first above written.

                                        MINNESOTA POWER, INC. (DOING BUSINESS
                                             AS ALLETE)


                                        By   /s/ D. G. Gartzke
                                          --------------------------------------
                                             David G. Gartzke
                                             Senior Vice President - Finance
                                                  and Chief Financial Officer


Attest:

/s/ Philip R. Halverson
--------------------------------------
Philip R. Halverson
Vice President, General Counsel
     and Corporate Secretary



Executed, sealed and delivered by ALLETE (Legally incorporated as MINNESOTA POWER, INC.)
in the presence of:


/s/ Mary Kay Warren
--------------------------------------

/s/ Jan A. Berguson
--------------------------------------

                                        THE BANK OF NEW YORK,
                                             as Corporate Trustee


                                        By   /s/ Stephen J. Giurlando
                                          --------------------------------------
                                             Stephen J. Giurlando
                                             Vice President

Attest:

/s/ Terence Rawlins
--------------------------------------
Terence Rawlins
Assistant Vice President


                                             /s/ Douglas J. MacInnes
                                          --------------------------------------
                                             DOUGLAS J. MACINNES


Executed, sealed and delivered by THE BANK OF NEW
YORK and DOUGLAS J. MACINNES in the presence of:


/s/ Suzanne Young
--------------------------------------

/s/ Ada L. Li
--------------------------------------

STATE OF MINNESOTA       )
                         )    SS.:
COUNTY OF ST. LOUIS      )


     On this 19th day of October, 2000, before me, a Notary Public within and for said County, personally appeared DAVID G. GARTZKE and PHILIP R. HALVERSON, to me personally known, who, being each by me duly sworn, did say that they are respectively the Senior Vice President - Finance and Chief Financial Officer and the Vice President, General Counsel and Corporate Secretary of MINNESOTA POWER, INC. (DOING BUSINESS AS ALLETE) of the State of Minnesota, the corporation named in the foregoing instrument; that the seal affixed to the foregoing instrument is the corporate seal of said corporation; that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors; and said DAVID G. GARTZKE and PHILIP R. HALVERSON acknowledged said instrument to be the free act and deed of said corporation.

     Personally came before me on this 19th day of October 2000, DAVID G. GARTZKE, to me known to be the Senior Vice President - Finance and Chief Financial Officer, and PHILIP R. HALVERSON, to me known to be the Vice President, General Counsel and Corporate Secretary, of the above named MINNESOTA POWER, INC. (DOING BUSINESS AS ALLETE), the corporation described in and which executed the foregoing instrument, and to me personally known to be the persons who as such officers executed the foregoing instrument in the name and behalf of said corporation, who, being by me duly sworn did depose and say and acknowledge that they are respectively the Senior Vice President - Finance and Chief Financial Officer and the Vice President, General Counsel and Corporate Secretary of said corporation; that the seal affixed to said instrument is the corporate seal of said corporation; and that they signed, sealed and delivered said instrument in the name and on behalf of said corporation by authority of its Board of Directors and stockholders, and said DAVID G. GARTZKE and PHILIP R. HALVERSON then and there acknowledged said instrument to be the free act and deed of said corporation and that such corporation executed the same.

     On the 19th day of October, 2000, before me personally came DAVID G. GARTZKE and PHILIP R. HALVERSON, to me known, who, being by me duly sworn, did depose and say that they respectively reside at 2609 East 5th Street, Duluth, Minnesota, and 3364 West Tischer Road, Duluth, Minnesota; that they are respectively the Senior Vice President - Finance and Chief Financial Officer and the Vice President, General Counsel and Corporate Secretary of MINNESOTA POWER, INC. (DOING BUSINESS AS ALLETE), one of the corporations described in and which executed the above instrument; that they know the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that they signed their names thereto by like order.

     GIVEN under my hand and notarial seal this 19th day of October, 2000.

[Seal of the          JAN A. BERGUSON                  /s/ Jan A. Berguson
State of          NOTARY PUBLIC-MINNESOTA         ------------------------------
Minnesota]  My Commission Expires Jan. 31, 2005

STATE OF NEW YORK        )
                         )    SS:
COUNTY OF NEW YORK       )


     On this 19th day of October, 2000, before me, a Notary Public within and for said County, personally appeared STEPHEN J. GIURLANDO and TERENCE RAWLINS, to me personally known, who, being each by me duly sworn, did say that they are respectively a Vice President and an Assistant Vice President of THE BANK OF NEW YORK of the State of New York, the corporation named in the foregoing instrument; that the seal affixed to the foregoing instrument is the corporate seal of said corporation; that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors; and said STEPHEN J. GIURLANDO and TERENCE RAWLINS acknowledged said instrument to be the free act and deed of said corporation.

     Personally came before me on this 19th day of October, 2000, STEPHEN J. GIURLANDO, to me known to be a Vice President, and TERENCE RAWLINS, known to me to be an Assistant Vice President, of the above named THE BANK OF NEW YORK, the corporation described in and which executed the foregoing instrument, and to me personally known to be the persons who as such officers executed the foregoing instrument in the name and behalf of said corporation, who, being by me duly sworn did depose and say and acknowledge that they are respectively a Vice President and an Assistant Vice President of said corporation; that the seal affixed to said instrument is the corporate seal of said corporation; and that they signed, sealed and delivered said instrument in the name and on behalf of said corporation by authority of its Board of Directors, and said STEPHEN J. GIURLANDO and TERENCE RAWLINS then and there acknowledged said instrument to be the free act and deed of said corporation and that such corporation executed the same.

     On the 19th day of October, 2000, before me personally came STEPHEN J. GIURLANDO and TERENCE RAWLINS, to me known, who, being by me duly sworn, did depose and say that they respectively reside at 63 Euclid Avenue, Massapequa, New York, and 8 Karwatt Court, Sayreville, New Jersey; that they are respectively a Vice President and an Assistant President of THE BANK OF NEW YORK, one of the corporations described in and which executed the above instrument; that they know the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that they signed their names thereto by like order.

     GIVEN under my hand and notarial seal this 19th day of October, 2000.


                                               /s/ William J. Cassels
                                          --------------------------------------
                                                  William J. Cassels
                                            Notary Public, State of New York

                                                  WILLIAM J. CASSELS
                                            Notary Public, State of New York
                                                    No. 01CA5027729
                                                Qualified in Bronx County
                                            Commission Expires May 16, 2002

STATE OF NEW YORK        )
                         )    SS:
COUNTY OF NEW YORK       )


     On this 18th day of October, 2000, before me personally appeared DOUGLAS J. MACINNES, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same as his free act and deed.

     Personally came before me this 18th day of October, 2000, the above named DOUGLAS J. MACINNES, to me known to be the person who executed the foregoing instrument, and acknowledged the same.

     On the 18th day of October, 2000, before me personally came DOUGLAS J. MACINNES, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same.

     GIVEN under my hand and notarial seal this 18th day of October, 2000.


                                               /s/ William J. Cassels
                                          --------------------------------------
                                                  William J. Cassels
                                            Notary Public, State of New York

                                                  WILLIAM J. CASSELS
                                            Notary Public, State of New York
                                                   No. 01CA5027729
                                                Qualified in Bronx County
                                             Commission Expires May 16, 2002